Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus of the Rydex|SGI MSCI EAFE Equal Weight Fund (A, B, and C Class) and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information of the Rydex|SGI MSCI EAFE Equal Weight Fund (A, B, C, and Institutional Class) and to the incorporation by reference of our report dated November 26, 2010 on the financial statements and financial highlights of the Rydex|SGI MSCI EAFE Equal Weight Fund in the Post-Effective Amendment No. 117 to the Registration Statement (Form N-1A) filed with Securities and Exchange Commission under the Securities Act of 1933 (Registration No. 2-19458) and under the Investment Company Act of 1940 (Registration No. 811-01136).

/s/ Ernst & Young LLP

Chicago, Illinois
April 28, 2011